                                                          Exhibit 2.4.1

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 31st day of December, 1998 ("CONTRACT DATE"), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, for and on behalf of its Developmental Properties Account ("METLIFE") and CORPORATE ACQUISITIONS, INC., a Delaware corporation ("BUYER"), for the purpose of setting forth the agreement of the parties hereto, and is joined in for the limited purposes set forth herein by Anchor Title Company of Columbia, Maryland (the "TITLE COMPANY"), M.O.R. 44 Gateway Associates Limited Partnership ("MOR"), Corporate Office Properties, L.P. ("COP LP") and DPA/Gateway Limited Partnership, a limited partnership organized under the laws of the State of Delaware ("DPA GATEWAY").

                                   BACKGROUND
                                   ----------

         A. MetLife and DPA Gateway are the sole general partners of Gateway 44 Partnership, a general partnership organized under the laws of the State of Maryland (the "PARTNERSHIP"), and governed by an Amended and Restated General Partnership Agreement dated as of March 31, 1988, and an Amendment to Amended and Restated General Partnership Agreement of Gateway 44 Partnership dated as of December 31, 1996 (as so amended, the "PARTNERSHIP AGREEMENT"). MetLife and DPA Gateway together hold 100% of the partnership interests in the Partnership (MetLife's interest in the Partnership being referred to as the "METLIFE PARTNERSHIP INTEREST," and DPA Gateway's interest in the Partnership being referred to as the "DPA GATEWAY PARTNERSHIP INTEREST").

         B. MetLife and MOR are the sole partners of DPA Gateway, MetLife being the sole general partner and MOR being the sole limited partner (MetLife's interest in DPA Gateway is referred to as the "METLIFE DPA INTEREST" and MOR's interest in DPA Gateway is referred to as the "MOR DPA INTEREST").

         C. The Partnership is the owner of the following real and personal property (collectively, the "PROPERTY"):

                  1. The parcel of land described on EXHIBIT A attached hereto (the "LAND"), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by the Partnership;

                  2. All improvements located on the Land, including, but not limited to, all buildings, structures, systems, and utilities (all such improvements being collectively referred to herein as the "IMPROVEMENTS"), but excluding improvements, if any, owned by the tenants of such buildings ("TENANTS");


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                  3. All fixtures, equipment, furniture, furnishings,
appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Land and Improvements, owned by the Partnership and located within the Land and Improvements (the "PERSONALTY"); and

                  4. All intangible property used or useful in connection with the foregoing including, without limitation, all trademarks, tradenames, development rights, entitlements, contract rights, tenant improvement loans, guarantees, licenses, permits and warranties (collectively, the "INTANGIBLE PERSONAL PROPERTY").

         D. Subject to the negotiation of such mutually acceptable agreements, if any, as MOR and/or COP LP deem reasonably necessary, MOR is prepared, immediately prior to the Closing hereunder, to transfer, assign and convey the MOR DPA Interest to COP LP in exchange for a one (1) unit interest in COP LP (the "COP INTEREST"), and COP LP is prepared to transfer, assign and convey the COP Interest to MOR in exchange for the MOR DPA Interest, all on the terms and conditions hereinafter set forth, and as may be set forth in any separate agreements between MOR and COP LP.

         E. MetLife is prepared to sell, transfer, assign and convey to Buyer the MetLife Partnership Interest and the MetLife DPA Interest, and Buyer desires to purchase and accept the same from MetLife for the Purchase Price (hereafter defined) and on the other terms and conditions hereinafter set forth.

                              TERMS AND CONDITIONS
                              --------------------

         In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

         1. SALE AND PURCHASE. MetLife hereby agrees to sell, transfer and convey to Buyer the MetLife Partnership Interest and the MetLife DPA Interest and Buyer hereby agrees to purchase and accept the same from MetLife, all for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.

         1A. EXCHANGE OF UNITS. Subject to the negotiation and execution of such mutually acceptable agreements, if any, as MOR and/or COP LP deem reasonably necessary, immediately prior to the Closing hereunder, MOR shall transfer, assign and convey the MOR DPA Interest to COP LP in exchange for the COP Interest, and COP LP shall simultaneously transfer, assign and convey the COP Interest to MOR in exchange for the MOR DPA Interest. In no event shall the Closing Date be extended to permit the consummation of the aforesaid transaction between MOR and COP LP,

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nor shall MetLife be obligated to incur any additional costs or assume any additional obligations or liabilities as a result thereof.

         2. PURCHASE PRICE. The purchase price for the MetLife Partnership Interest and the MetLife DPA Interest (the "PURCHASE PRICE") shall be Eighteen Million Nine Hundred Thousand Dollars ($18,900,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to MetLife by Buyer as follows:

                  2.1. DEPOSIT. Concurrent with the execution and delivery of this Agreement by Buyer, Buyer shall deliver to the Title Company Two Hundred Fifty Thousand Dollars ($250,000.00) (the "DEPOSIT"). The Deposit shall be held by the Title Company in accordance with the terms of Section 12 hereof. If the Closing (hereafter defined) occurs, any interest earned on the Deposit shall be paid to Buyer at the time of Closing; otherwise any interest earned on the Deposit shall be paid to the party entitled to the Deposit pursuant to the terms of this Agreement.

                  2.2. PAYMENT AT CLOSING; FUNDING AGREEMENT. At the consummation of the transaction contemplated hereby (the "CLOSING"), Buyer shall deliver to the Title Company cash in an amount equal to the Purchase Price less the Deposit. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of MetLife or such other person as MetLife may designate in writing. In no event shall DPA Gateway, MOR or COP LP be entitled to any portion of the Purchase Price.

         3. REPRESENTATIONS AND WARRANTIES. Except (A) as otherwise set forth in the written schedules attached to this Agreement (the "SCHEDULES"), if any, which set forth the exceptions to the representations and warranties contained in this Section 3 and certain other information called for by this Agreement (unless otherwise specified, (i) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Schedules and (ii) no disclosure made in any particular numbered schedule of the Schedules shall be deemed made in any other numbered schedule of the Schedules unless expressly made therein (by cross-reference or otherwise)), and
(B) as expressly set forth in any document delivered to the Buyer by MetLife, DPA Gateway, the Partnership or MOR prior to the Closing, MetLife, DPA Gateway and/or MOR, (solely as to the matter set forth in Section 3.2(b)) as the case may be, represent and warrant to Buyer that the following matters are true and correct as of the Contract Date, in all material respects, and shall be true and correct as of the Closing Date (hereafter defined), in all material respects, and further covenant as set forth below. All representations, warranties and covenants made in this Section 3 are made for the benefit of Buyer only, and all parties hereto agree that no party other than Buyer may rely thereon.

                  3.1. REPRESENTATIONS AND WARRANTIES OF METLIFE.

                           (a) ORGANIZATION AND AUTHORITY. MetLife has been duly
organized and is validly existing under the laws of the State of New York. The execution and delivery of this Agreement by MetLife, and the performance of this Agreement by MetLife, have been duly authorized by MetLife, and, to the best of MetLife's knowledge, this Agreement is binding on MetLife and enforceable against it in accordance with its terms. No consent of any creditor, investor, partner, shareholder, tenant-in-common, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by MetLife is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which MetLife is a party or by which MetLife or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which MetLife and/or the Property are subject. For the purposes of this Agreement, "GOVERNMENTAL AUTHORITY/AUTHORITIES" shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of the Property or the management, operation, use or improvement thereof. MetLife has the full right and authority to transfer good title to the MetLife Partnership Interest and the MetLife DPA Interest free and clear of all liens, encumbrances or other claims and to consummate or cause to be consummated the transactions contemplated by this Agreement.

                           (b) PENDING ACTIONS. To MetLife's knowledge, MetLife
has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against MetLife which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

                  3.2 REPRESENTATIONS AND WARRANTIES OF METLIFE AND MOR.

                  (a) MetLife is the sole general partner of DPA Gateway and owns a fifty percent (50%) partnership interest in DPA Gateway .

                  (b) MOR is a limited partner of DPA Gateway and owns a fifty percent (50%) partnership interest in DPA Gateway.

                  3.3 REPRESENTATIONS AND WARRANTIES OF METLIFE AND DPA GATEWAY. MetLife and DPA Gateway are the sole general partners of the Partnership, and MetLife and DPA Gateway, together, hold one hundred percent (100%) of the Partnership Interests in the Partnership.

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                  3.4 FURTHER REPRESENTATIONS AND WARRANTIES OF METLIFE.

                           (a) ORGANIZATION OF THE PARTNERSHIP. The Partnership
has been duly organized and is validly existing under the laws of the State of Maryland. DPA Gateway has been duly organized and is validly existing under the laws of the State of Delaware.

                           (b) PARTNERSHIP AGREEMENT. The copies of the
agreements and amendments which comprise the Partnership Agreement and the DPA/Gateway Limited Partnership Agreement of Limited Partnership dated December 31, 1996 (the "DPA Partnership Agreement"), which have been delivered by MetLife and DPA Gateway to Buyer, are true, correct and complete copies of such agreements and amendments and there are no other agreements, modifications or amendments pertaining to the Partnership Agreement or to the DPA Partnership Agreement.

                           (c) FINANCIAL STATEMENTS. To MetLife's knowledge,
there have been delivered to Buyer true, correct and complete copies of the audited financial statements for the Partnership and DPA Gateway for 1995, 1996 and 1997, prepared by Wolpoff & Company (collectively, the "Financial Statements"). To MetLife's knowledge, the Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Partnership and of DPA Gateway as of the dates thereof and for the periods covered thereby, in accordance with generally accepted accounting principles applied on a consistent basis. To MetLife's knowledge, since December 31, 1997, there has not been any material adverse change in the business, assets, financial condition or results of operations of the Partnership or DPA Gateway.

                           (d) TAXES AND TAX RETURNS. The Partnership and DPA
Gateway have filed all federal, state and local tax returns they are required by law to file for each year of their existence except 1998. The Partnership and DPA Gateway have paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owned by them (collectively, "TAXES"), required to be paid by the Partnership and DPA Gateway through the date hereof whether disputed or not.

                           (e) SINGLE PURPOSE PARTNERSHIPS. The Partnership is a
single purpose partnership, which purpose is the acquisition, ownership, management, leasing and disposition of the Property, the Partnership has no other assets other than the Property and the Partnership has never had any employees. DPA Gateway is a single purpose partnership whose purpose is the ownership of the DPA Gateway Partnership Interest, DPA Gateway has no other assets other than the DPA Gateway Partnership Interest, and DPA Gateway has never had any employees.

                           (f) PENDING ACTIONS. To MetLife's knowledge, neither
the Partnership nor DPA Gateway has received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against the Partnership or DPA Gateway which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

                           (g) DELIVERIES BY THE PARTNERSHIP. The Partnership
has or will promptly deliver to Buyer copies of all (i) building permits, certificates of occupancy, boiler certificates, elevator certificates, licenses, approvals, entitlements, grants of right, environmental permits or similar authorizations issued or pending before any governmental or quasi-governmental authority, beneficial or necessary to the ownership, maintenance, construction or operation of the Land and Improvements ("PERMITS"), (ii) plans and specifications pertaining to the Improvements ("PLANS"), and (iii) other documents or instruments referenced in the Schedules ("SCHEDULE ITEMS"), to the extent such Permits, Plans or Schedule Items are in the Partnership's possession or control. To the best of MetLife's knowledge, all items delivered by MetLife, DPA Gateway or the Partnership or their agents in connection with this Agreement are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not misleading.

                           (h) DEFAULTS. The Partnership has not received
written notice alleging the existence of any default under (i) any of the recorded documents affecting the Property, or (ii) under any certificate of occupancy, license, permit, authorization or other approval required by law or by any governmental authority having jurisdiction thereover in respect of the Property, or any portion thereof, the occupancy thereof or any present use thereof (the "GOVERNMENTAL APPROVALS").

                           (i) LEASES; CONTRACTS. Other than as set forth on
Schedule 1 ("LEASES") and Schedule 2 ("CONTRACTS"), there are no leases or contracts of any kind to which the Partnership is a party relating to the management, leasing, operation, maintenance or repair of the Property. Other than for the Partnership's current lender, no rent under any of the Leases has been voluntarily assigned or encumbered by Owner. MetLife further represents and warrants that, except as set forth in Schedule 1, to the best of MetLife's knowledge, the Partnership has paid in full all expenses connected with the negotiation, execution and delivery of the leases set forth on Schedule 1 (together with such additional leases approved or permitted pursuant to Section 5 hereof, the "LEASES") which are due and owing as of the date hereof, including without limitation brokers' commissions, leasing fees and recording fees (but excluding any such commissions or fees attributable to extension, renewal or expansion options exercised after the Closing Date). All contracts set forth on Schedule 2 (together with such additional contracts approved or permitted pursuant to Section 5 hereof, the "CONTRACTS") shall be terminated by the Partnership as of the Closing Date, unless Buyer, prior to the expiration of the Inspection Period, notifies the Partnership to continue the same.

                           (j) COMPLIANCE WITH LAWS AND CODES; RE-ZONING. The
Partnership has not received written notice of (i) any violations of any applicable federal, state or local statutes, regulations, directives, ordinances, regulations, codes, licenses, permits and authorizations affecting the Property or the use thereof (or the use and operation of any component, portion or area of the Property), including without limitation those pertaining to environmental matters, contamination of any type whatsoever or health and safety matters, (ii) any threatened proceeding for the re-zoning of the Property or any portion thereof, or (iii) the taking of any other action by governmental authorities that would have an adverse or material impact on the value of the Property or use thereof.

                           (k) LITIGATION. There are no pending or, to the best
of MetLife's knowledge, threatened judicial, municipal or administrative proceedings affecting the Partnership, DPA Gateway or the Property, or in which the Partnership or DPA Gateway is or will be a party by reason of the Partnership's ownership or operation of the Property or DPA Gateway's ownership of the DPA Gateway Partnership Interest. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending against the Partnership or DPA Gateway, or to the best of MetLife's knowledge, threatened against the Partnership or DPA Gateway or pending against any direct or indirect partner of the Partnership, nor are any of such proceedings contemplated by the Partnership or DPA Gateway. In the event any proceeding of the character described in this Section 3.3(k) is initiated or threatened against the Partnership or DPA Gateway prior to the Closing, the Partnership shall promptly advise Buyer thereof in writing.

                           (l) REAL ESTATE TAXES. The Partnership has not
received written notice of any proposed increase in the assessed valuation or rate of taxation of the Property from that reflected in the most recent real estate tax bills. There is not now pending, and the Partnership will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year.

                           (m) CONDEMNATION. MetLife has no knowledge of any
pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Property.

                           (n) EMPLOYEES. Neither the Partnership nor DPA
Gateway have any employees and there are no charges or liabilities against the Partnership or DPA Gateway for any worker related taxes, premiums or similar matters.

                           (o) ENVIRONMENTAL MATTERS. To MetLife's knowledge,
except for matters addressed in that certain Phase I Environmental Site Assessment prepared by Law Engineering & Environmental Services, Inc., and dated April 25, 1997, a copy of which has been previously delivered to Buyer, there are no facts or circumstances which give, or would give, MetLife reason to believe that any condition exists on the Property arising out of or related to the presence of Hazardous Materials which, upon the failure to act, the passage of time or the giving of notice would constitute a violation of any Environmental Law. As used herein, the term "Environmental Law" means all federal, state and local laws, ordinances, rules, regulations, codes or orders, including without limitation any requirement imposed under any permits, licenses, judgments, decrees, agreements or recorded covenants, conditions, restrictions or easements, the purpose of which is to protect the environment, human health, public safety or welfare. As used herein, "Hazardous Materials" shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect is regulated under any Environmental Law.

         Whenever a representation and warranty in this Section 3 or elsewhere in this Agreement is qualified by "to the best knowledge of MetLife," "to the best knowledge of DPA Gateway" or similar phrases, it shall mean the actual, not imputed or constructive, knowledge of Kevin Stotts and Mark Mollica of AEW Capital Management, L.P. ("AEW"), investment manager of MetLife without any obligation on such individual's part to make any independent investigation of the matters being represented and warranted.

         The representations and warranties in this Section 3 shall be deemed remade by MetLife, DPA Gateway, and MOR, as the case may be, as of the Closing Date with the same force and effect as if in fact specifically remade at that time. Such representations and warranties shall survive the Closing for a period of one year; provided, however, that Buyer shall not be entitled to bring a claim with respect to any representation and warranty during such one year period if, on or prior to the Closing Date, Buyer acquired actual, not imputed or constructive, knowledge that the applicable representation and warranty was not true in all material respects as of the Closing Date.

         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT METLIFE AND DPA GATEWAY ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PARTNERSHIP, DPA GATEWAY OR THE PROPERTY,

INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING METLIFE SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE METLIFE PARTNERSHIP INTEREST AND THE METLIFE DPA INTEREST AND THE PROPERTY IN ITS CONDITION ON THE DATE THEREOF, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND METLIFE AND DPA GATEWAY ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARTNERSHIP, DPA GATEWAY, THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY METLIFE, DPA GATEWAY, THE PARTNERSHIP, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT METLIFE, DPA GATEWAY OR THE PARTNERSHIP, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

         BUYER AGREES THAT IT HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE REPRESENTATIONS AND WARRANTIES AND THE PROVISIONS RELATING TO A BREACH THEREOF), BUYER IS RELYING ON SUCH INDEPENDENT INVESTIGATIONS.

         4. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

                  4.1. DELIVERIES BY THE PARTNERSHIP. To the extent in the Partnership's or AEW's possession, the Partnership shall continue to make available to Buyer, from and after the Contract Date, at reasonable times and upon reasonable notice, all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by the Partnership or AEW, relating to receipts and expenditures pertaining to the Property for the three most recent full calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Partnership or its agents, relating to operations of the Property (collectively, "RECORDS").

                  4.2. INSPECTION; ACCESS.

                           (a) BASIC PROPERTY INSPECTION. During the Inspection
Period (as hereafter defined), at reasonable times and upon reasonable notice, Buyer, its agents and representatives shall be entitled to conduct inspections of the Property, which will include the rights to: (1) enter upon the Land and Improvements to perform inspections and tests of any and all of the Property, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof, all structural and mechanical systems within the Improvements, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all equipment and vehicles; (ii) examine and copy any and all Records, Contracts, Leases and other materials relating to the Property ("PROPERTY MATERIALS") including but not limited to as-built plans, title reports, surveys, legal descriptions, environmental studies, appraisals, assessments, rights-of-way and liens; (iii) make investigations with regard to zoning, environmental (including, but not limited to, an environmental assessment as specified in Section 4.2(b), which includes, but is not limited to, an analysis of the presence of any asbestos, chlordane, formaldehyde or other Hazardous Material in, under or upon the Property, or any underground storage tanks on, or under, the Land), building, code, regulatory and other legal or governmental requirements; (iv) make or obtain market studies and real estate tax analyses; and (v) interview Tenants with respect to their current and prospective occupancies. Without limitation of the foregoing, Buyer or its designated independent or other accountants may audit the financial statements and all income and expense statements, year-end financial and monthly and annual operating statements for the Property for calendar years 1995, 1996, 1997 and, to the extent available, 1998, and the Partnership shall supply such documentation as Buyer or its accountants may reasonably request in order to complete such audit.

                           (b) ENVIRONMENTAL ASSESSMENT. During the Inspection
Period, at reasonable times and upon reasonable notice, Buyer or Buyer's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete such environmental inspections and assessments of the Property as Buyer deems necessary or desirable; provided, however, that Buyer shall not perform a "Phase II" environmental assessment or undertake any other invasive physical tests at the Property without first obtaining the Partnership's approval to do so, which approval shall not be unreasonably withheld or delayed. Buyer and its consultants shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession of the Partnership or AEW, or its past or present environmental consultants, concerning or in any way related to the environmental condition of the Property. In order to facilitate the assessments and technical review, the Partnership shall extend its full cooperation (but without third party expense to MetLife, DPA Gateway or the Partnership) to Buyer and its environmental consultants, including, without limitation, providing access to all files and fully and completely answering all questions.

                           (c) SURVEY. By December 24, 1998, Buyer shall, at
Buyer's cost and expense, obtain an "as-built" survey of the Property (the "SURVEY"). If Buyer disapproves of any matters disclosed in the Survey, Buyer shall give written notice to MetLife of such disapproval, indicating in reasonable detail the nature and reasons for Buyer's objection, prior to the expiration of the Inspection Period. If Buyer fails to give such notice of disapproval prior to the expiration of the Inspection Period, Buyer shall be deemed to have approved all matters disclosed in the Survey. In the event Buyer so notifies MetLife of Buyer's disapproval of the Survey, MetLife may elect (but shall have no obligation whatsoever) to attempt to cure any disapproved matter within thirty (30) days from receipt of such notice (the "SURVEY CURE PERIOD"), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of thirty (30) days after receipt of such notice or three (3) business days after such matter is cured. Within five (5) business days after receiving Buyer's notice (the "SURVEY NOTICE PERIOD"), MetLife shall notify Buyer if MetLife intends to attempt to effectuate such cure. In the event that, prior to the expiration of the Survey Notice Period, MetLife fails to give such notice of its intention to attempt to effectuate such cure, Buyer may, within two (2) business days after the expiration of the Survey Notice Period, terminate this Agreement by notice to MetLife in which event the Deposit, and all interest earned thereon, shall be returned to Buyer, provided if Buyer does not so terminate this Agreement within two (2) business days after the expiration of the Survey Notice Period, Buyer shall be deemed to have waived objection to any such survey matter and agreed to accept title subject thereto, without reduction in the Purchase Price. In the event MetLife gives such notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure within the Survey Cure Period, Buyer's sole rights with respect thereto shall be to terminate this Agreement within two (2) business days after the expiration of the Survey Cure Period, in which event the Deposit, and all interest earned thereon, shall be returned to Buyer, provided if Buyer does not so terminate this Agreement within two (2) business days after the expiration of the Survey Cure Period, Buyer shall be deemed to have waived objection to any such survey matter and agreed to accept title subject thereto, without reduction in the Purchase Price.

                           (d) TITLE. By December 24, 1998, Buyer shall obtain a
complete title report or commitment with respect to the Property (with copies of all instruments listed as exceptions to title). If Buyer disapproves of any matters disclosed in the title report, Buyer shall give written notice to MetLife of such disapproval, indicating in reasonable detail the nature and reasons for Buyer's objection, prior to the expiration of the Inspection Period. If Buyer fails to give such notice of disapproval prior to the expiration of the Inspection Period, Buyer shall be deemed to have approved all matters disclosed in the title report. In the event Buyer so notifies MetLife of Buyer's disapproval of the title report, MetLife may elect (but shall have no obligation whatsoever) to attempt to cure any disapproved matter within thirty (30) days from receipt of such notice (the "TITLE CURE PERIOD"), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of thirty (30) days after receipt of such notice or three (3) business days after such matter is cured. Within five (5) business days after receiving Buyer's notice (the "TITLE NOTICE PERIOD"), MetLife shall notify Buyer if MetLife intends to attempt to effectuate such cure. In the event that, prior to the expiration of the Title Notice Period, MetLife fails to give such notice of its intention to attempt to effectuate such cure, Buyer may, within two (2) business days after the expiration of the Title Notice Period, terminate this Agreement by notice to MetLife in which event the Deposit, and all interest earned thereon, shall be returned to Buyer, provided if Buyer does not so terminate this Agreement within two (2) business days after the expiration of the Title Notice Period, Buyer shall be deemed to have waived objection to any such title matter and agreed to accept title subject thereto, without reduction in the Purchase Price. In the event MetLife gives such notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure within the Title Cure Period, Buyer's sole rights with respect thereto shall be to terminate this Agreement within two (2) business days after the expiration of the Title Cure Period, in which event the Deposit, and all interest earned thereon, shall be returned to Buyer, provided if Buyer does not so terminate this Agreement within two (2) business days after the expiration of the Title Cure Period, Buyer shall be deemed to have waived objection to any such title matter and agreed to accept title subject thereto, without reduction in the Purchase Price.

                           (e) BUYER'S UNDERTAKING. Buyer hereby covenants and
agrees that it shall cause all studies, investigations and inspections performed at the Property pursuant to this Section 4.2 to be performed in a manner that does not materially or unreasonably disturb or disrupt the tenancies at or business operations of the Property. In the event that, as a result of Buyer's exercise of its rights under Sections 4.2(a) and 4.2(b), physical damage occurs to the Property, then Buyer shall promptly repair such damage, at Buyer's sole cost and expense, so as to return the Property to substantially the same condition as exists on the Contract Date. Buyer hereby indemnifies, protects, defends and holds MetLife, DPA Gateway and the Partnership harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses that MetLife, DPA Gateway or the Partnership actually suffers or incurs as a direct result of any physical damage caused to, in, or at the Property during the course of, or as a result of, any or all of the studies, investigations and inspections that Buyer elects to perform (or causes to be performed) pursuant to this Section 4.2.

                           (f) CONFIDENTIALITY. Each party agrees to maintain in
confidence, and not to disclose to Tenants or Tenants' employees, the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by MetLife, DPA Gateway or the Partnership to Buyer, its agents and representatives in connection with Buyer's investigation of the Property and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement to the extent that such representatives reasonably need to know (in the disclosing party's reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by or appropriate under any applicable statute, law, regulation or Governmental Authority; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to the Property or any of them; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by any corporate or partnership entity affiliated with, or related to, the Buyer ("AFFILIATE"); (v) to the extent such information and data become generally available to the public other than as a result of disclosure by such party or its agents or representatives; (vi) to the extent such information and data become available to such party or its agents or representatives from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to the other party hereunder; and (vii) to the extent necessary in order to comply with each party's respective covenants, agreements and obligations under this Agreement. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely. Furthermore, MetLife, DPA Gateway and Buyer acknowledge that, notwithstanding any contrary term of this Section 4.2(f), Buyer shall have the right to conduct Tenant interviews, and the disclosure of the existence of this Agreement to the Tenants shall not constitute a breach of the above restriction. Buyer shall also have the right to issue a press release upon the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                           (g) INSPECTION PERIOD. The term "INSPECTION PERIOD,"
as used herein, shall mean the period ending at 5:00 p.m. eastern standard time three (3) days before the Closing Date. Buyer may terminate this Agreement in its sole discretion by giving written notice of such election to MetLife on any day prior to and including the final day of the Inspection Period, in which event the Deposit and any interest earned thereon shall be returned forthwith to Buyer and, except as expressly set forth herein, no party shall have any further liability or obligation to the others hereunder. In the absence of such written notice, the contingency provided for in this Section 4.2(g) no longer shall be applicable, and this Agreement shall continue in full force and effect.

                  4.3. ADDITIONAL BUYER'S CONDITIONS PRECEDENT. In addition to the other conditions enumerated in this Agreement, the following shall be conditions precedent to Buyer's obligation to close ("BUYER'S CONDITIONS PRECEDENT"):

                           (a) PHYSICAL CONDITION. The physical condition of
Property shall be substantially the same on the Closing Date as on the last day of the Inspection Period, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage.

                           (b) BANKRUPTCY. As of the Closing Date, neither the
Partnership nor DPA Gateway shall be the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

                           (c) REPRESENTATIONS AND WARRANTIES TRUE. The
representations and warranties of MetLife, MOR and DPA Gateway contained in this Agreement shall be true and correct as of the Closing Date, in all material respects, as though such representations and warranties were made on such date.

                           (d) COVENANTS PERFORMED. All covenants of MetLife and
DPA Gateway required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

         5. NEW LEASES AND LEASE MODIFICATIONS. Effective as of the execution of this Agreement, MetLife hereby covenants with Buyer as follows:

                  5.1. NEW LEASES. The Partnership shall not amend or terminate any Lease, nor shall the Partnership execute any new lease, license, or other agreement affecting the ownership or operation of all or any portion of the Property, without in each case obtaining Buyer's prior written approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything in this Agreement to the contrary, the Partnership may cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any Tenant without Buyer's consent upon the occurrence of a default by the Tenant under said Lease.

                  5.2. NEW CONTRACTS. Neither the Partnership nor DPA Gateway shall enter into any contract with respect to the ownership and operation of all or any portion of the Property or the ownership of the DPA Gateway Partnership Interest that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property or affect the DPA Gateway Partnership Interest, without

Buyer's prior written approval, which approval may granted or denied in Buyer's sole discretion.

                  5.3. OPERATION OF PROPERTY. The Partnership shall perform, when due, all of its obligations under the Leases, Governmental Approvals, Contracts and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise specifically provided herein, the Property shall be delivered at Closing in substantially the same condition as it is in on the Contract Date, reasonable wear and tear and Damage excepted. The Partnership shall not remove any fixtures from the Property, unless the same are replaced by fixtures of equal or greater utility and value.

                  5.4. GOOD FAITH. All actions required pursuant to this Agreement that are necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by the parties hereto, and each party shall furnish the other with such documents or further assurances as the requesting party may reasonably require.

                  5.5. NO ASSIGNMENT. After the Contract Date and prior to the Closing, the Partnership shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein, nor shall MetLife assign, lien, encumber or otherwise transfer any interest in the MetLife Partnership Interest or the MetLife DPA Interest.

                  5.6. AVAILABILITY OF RECORDS, AUDIT REPRESENTATION LETTER.

                           (a) Upon Buyer's reasonable request, for a period of
two years after the Closing, to the extent in the possession of MetLife or AEW, MetLife shall make the Records available to Buyer for inspection, copying and audit by Buyer's designated accountants. At any time before or within two years after the Closing, MetLife further agrees to provide to the Buyer's designated independent auditor, upon the reasonable request of Buyer or such auditor, an audit representation letter delivered by MetLife, as a former partner of the Partnership, regarding the books and records of the Property maintained by the Partnership prior to the Closing, in a form reasonably agreed upon by Buyer, MetLife and their respective accountants.

                           (b) In addition, during such two year period, MetLife
shall provide, and cooperate in all reasonable respects in providing, Buyer with copies of, or access to, such factual information as may be reasonably requested by Buyer, and in the possession of MetLife or AEW, to enable any Affiliate of Buyer to issue one or more press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission and to make any other filings that may be required by any Governmental Authority. The obligation of MetLife to cooperate in providing Buyer with such information shall be at Buyer's sole cost and expense.

                  5.7. CHANGE IN CONDITIONS. MetLife and DPA Gateway shall promptly notify Buyer of any change in any condition with respect to the Property of which it receives notice or of the occurrence of any event or circumstance of which it receives notice that makes any representation or warranty of MetLife or DPA Gateway to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed.

         6. CLOSING; DELIVERIES.

                  6.1. TIME OF CLOSING. Except as otherwise provided in this Agreement, the closing of the transaction contemplated by this Agreement (the "CLOSING") shall take place on the date (the "CLOSING DATE") specified by Buyer upon not less than three (3) days prior notice to MetLife, provided that the Closing Date shall occur no later than December 30, 1998. The Closing shall take place through escrow at the offices of the Title Company or at such other place as may be mutually agreed upon by the parties.

                  6.2. DELIVERIES BY METLIFE AND DPA GATEWAY. At the Closing (or such other times as may be specified below), MetLife shall deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to MetLife, Buyer and their respective counsel:

                           (a) ASSIGNMENT AND ASSUMPTION AGREEMENT. An
Assignment and Assumption Agreement regarding the MetLife Partnership Interest and the MetLife DPA Interest, substantially in the form of EXHIBIT B, duly executed by MetLife;

                           (b) AFFIDAVIT OF TITLE AND ALTA STATEMENT. An
Affidavit of Title (or comparable document) as required by the Title Company in the State of Maryland as a condition to the deletion of the general exceptions of Schedule B, Section 2 of the commitment for title insurance, executed by MetLife and in form and substance acceptable to the Title Company and to Buyer;

                           (c) ORIGINAL DOCUMENTS. Originals of the Leases,
Contracts, Records and any Governmental Approvals;

                           (d) CLOSING STATEMENT. A closing statement conforming
to the proration and other relevant provisions of this Agreement (the "CLOSING STATEMENT") duly executed by MetLife;

                           (e) PLANS AND SPECIFICATIONS. All engineering and
architectural plans and specifications, drawings, studies and surveys relating to the Property in the possession of the Partnership, MetLife, DPA Gateway or AEW;

                           (f) ENTITY TRANSFER CERTIFICATE. Entity transfer
certifications confirming that MetLife is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

                           (g) CLOSING CERTIFICATES. Certificates, signed by
MetLife and DPA Gateway certifying that the representations and warranties of MetLife and DPA Gateway contained in this Agreement are true and correct as of the Closing Date and that all covenants required to be performed by MetLife and DPA Gateway prior to the Closing Date have been performed;

                           (h) TENANT ESTOPPEL CERTIFICATES. A tenant estoppel
certificate, substantially in the form attached hereto as EXHIBIT C-1, duly executed by tenants representing 100% of the rentable square footage actually demised under Leases as of the Closing (the "ESTOPPEL CERTIFICATE REQUIREMENT"). A Tenant Estoppel Certificate shall not be deemed unsatisfactory merely because any tenant qualifies any statement or certification therein by a "best of knowledge" standard or similar provision.

         If MetLife is unable to obtain tenant estoppel certificates which satisfy the Estoppel Certificate Requirement, then MetLife may elect (but shall have no obligation whatsoever) to deliver its estoppel certificate in the form attached hereto as EXHIBIT C-2 relating to Leases which, when combined with tenant estoppel certificates delivered to Buyer, satisfy the Estoppel Certificate Requirement, in which event the Closing delivery required by this Section shall be deemed to have been satisfied. If MetLife delivers its certificate with respect to any tenant, it shall be entitled after Closing to continue to deal with any tenant who has not delivered an estoppel certificate to attempt to obtain such a certificate from such tenant, and Buyer shall reasonably cooperate with MetLife in such attempt, at no cost or expense to Buyer and without Buyer being obligated to take any action under the applicable Lease against any tenant which fails to deliver an estoppel certificate. If a tenant estoppel certificate is delivered to Buyer after the Closing with respect to any tenant for whom MetLife has delivered its certificate at Closing pursuant to this paragraph, the certificate of MetLife with respect to such tenant shall automatically be deemed null and void and Buyer shall return the same to MetLife. With respect to any statement or certification relating to a tenant contained in the certificate of MetLife, MetLife may qualify said statement or certification therein by a "best of knowledge" standard or similar provision.

                           (h) OTHER. Such other documents and instruments as
may reasonably be required by Buyer, its (or its underwriters' or lenders') counsel or the Title Company and that may be necessary to consummate the transaction that is the subject of this Agreement and to otherwise give effect to the agreements of the parties hereto (including, without limitation, (i) copies of the documents pursuant to which MetLife and DPA Gateway are organized and operate their business, together with proof of the authority of the signatory or signatories of this Agreement on behalf of MetLife and DPA Gateway to execute this Agreement, and (ii) any documents and instruments in the possession of MetLife, DPA Gateway or AEW that have not previously been delivered to Buyer).

         After the Closing, MetLife and DPA Gateway shall execute and deliver to Buyer such further documents and instruments as Buyer shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

                  6.3. BUYER DELIVERIES. At the Closing (or such other times as may be specified below), Buyer shall pay the balance of the Purchase Price in accordance with Section 2.2 and cause to be delivered to MetLife the following, each in form and substance reasonably acceptable to MetLife, Buyer and their respective counsel:

                           (a) ASSIGNMENTS. The Assignment described in Section
6.2(a) executed by Buyer;

                           (b) CLOSING STATEMENT. The Closing Statement, duly
executed by Buyer;

                           (c) CLOSING CERTIFICATE. A certificate, signed by
Buyer, certifying that the representations and warranties of Buyer contained in this Agreement are true and correct as of the Closing Date and that all covenants required to be performed by Buyer prior to the Closing Date have been performed; and

                           (d) OTHER. Such other documents and instruments as
may reasonably be required by MetLife, its counsel or the Title Company and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

         After Closing, Buyer shall execute and deliver to MetLife such further documents and instruments as MetLife shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

         7. APPORTIONMENTS; TAXES. The items described in Sections 7.1 through
7.9 below shall be prorated and adjusted between MetLife and Buyer, as of the Closing Date, except as otherwise specified. It is agreed that MOR, COP LP and DPA Gateway shall not be entitled to receive, or obligated to pay, any sums that may be due and owing to or from MetLife or Buyer as a result of such prorations and adjustments.

                  7.1. The parties hereto do not consider that any transfer tax is payable in connection with the transaction contemplated by this Agreement. If it is later determined that such a tax is payable, Buyer, on the one hand, and MetLife and DPA Gateway, on the other hand, shall divide the cost of any transfer taxes equally between them. Buyer, on the one hand, and MetLife and DPA Gateway, on the other hand, shall divide the cost of any recording charges incident to the transaction contemplated by this Agreement;

                  7.2. Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices, or, in the event final readings and invoices are not available, based on the most currently available billing information, and reprorated upon issuance of final utility bills;

                  7.3. All common area maintenance charges billed to Tenants on an estimated basis shall be prorated on a per diem basis as of the Closing Date. If any such charges cannot conclusively be determined as of the Closing Date, then the same shall be adjusted at Closing based upon the most currently available billing information, and reprorated upon determination of the actual amount of such charges.

                  7.4. All real estate, personal property and ad valorem taxes applicable to the Property and levied with respect to the tax year in which the Closing occurs shall be prorated as of the Closing Date, utilizing the actual final tax bills for the Property (if such actual final bills are not available as of the date of Closing, such taxes shall be prorated at Closing based upon the most recently issued bills therefor, and shall be reprorated when and if final bills are issued). Prior to or at the Closing, MetLife shall cause the Partnership to pay all tax bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Buyer and the Title Company. Each party's respective obligations to reprorate real estate taxes shall survive the Closing.

                  7.5. All assessments, general or special, shall be prorated as of the Closing Date on a "due date" basis such that MetLife on behalf of the Partnership shall be responsible for any installments of assessments which are first due or payable prior to the Closing Date and Buyer shall be responsible for any installments of assessments which are first due or payable on or after the Closing Date;

                  7.6. Broker's commissions for the Leases, if any, with respect to base lease terms, but not with respect to future expansions, renewals or extensions, shall be paid in full at or prior to the Closing by MetLife on behalf of the Partnership, without contribution or proration from Buyer;

                  7.7. All rents and other charges due from Tenants under the Leases, including, without limitation, all Additional Rent, shall be prorated as of the Closing

Date. If any rents under the Leases are accrued and unpaid at the Closing Date, the rents collected by Buyer on or after the Closing Date will first be applied to all rents due at the time of such collection on or after the Closing Date with the balance paid to MetLife to the extent of rents delinquent as of the Closing Date, provided that Buyer will use reasonable efforts to collect rents accrued and unpaid on the Closing Date, and provided further that if MetLife has not received all accrued and unpaid rents due them as of the Closing Date within sixty (60) days thereafter, MetLife, at its sole cost and expense, will be entitled to bring such actions or proceedings (not affecting possession or enforcing landlord's liens) in the Partnership's name, if necessary, as it desires to collect any such accrued and unpaid rents, and Buyer will cooperate with MetLife in any such action.

                  7.8. The unpaid monetary obligations of the Partnership with respect to any Contracts which are not terminated on or prior to the Closing Date shall be prorated on a per diem basis as of the Closing Date.

                  7.9. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

         For purposes of calculating prorations, Buyer shall be deemed to own the MetLife Partnership Interest and the MetLife DPA Interest, for the entire Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. Bills received after the Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid, in cash, by MetLife, to the extent due and owing. Bills received after the Closing Date that relate to expenses incurred, services performed or other amounts allocable to the period on or after the Closing Date, shall be paid, in cash, by the Buyer, to the extent due and owing.

         As a result of the Closing, the Partnership and DPA Gateway shall each terminate for federal income tax purposes (but not state law purposes) pursuant to Section 708(b)(1)(B) and their respective tax years shall close on the Closing Date. MetLife on behalf of the Partnership and on behalf of DPA Gateway shall prepare and timely file any federal, state, local and foreign tax or information returns due after Closing that are required to be filed by or on behalf of the Partnership or DPA Gateway with respect to all tax years or periods ending on or prior to the Closing Date. MetLife on behalf of the Partnership and on behalf of DPA Gateway shall prepare and timely file the terminating tax returns for the Partnership and for DPA Gateway resulting from the consummation of the transactions contemplated under this Agreement, provided, however, that such tax returns shall be prepared in accordance with the terms and provisions of this Agreement. Buyer shall assist MetLife in obtaining such data and information regarding the Partnership and DPA

Gateway to permit MetLife to prepare such returns or to respond to any audits or assessments for the periods covered by such returns.

         8. DAMAGE OR DESTRUCTION; CONDEMNATION; INSURANCE. If, prior to the Closing, there is damage or destruction to the Property caused by fire or other casualty (collectively, "DAMAGE"), the cost for repair of which exceeds One Million and 00/100 Dollars ($1,000,000.00), and the Property cannot be restored to its original condition prior to Closing, or if all or any material portion of the Property is condemned or taken by eminent domain proceedings by any public authority (collectively, "EMINENT DOMAIN"), then Buyer, in its sole and absolute discretion, may elect either of the following options: (i) Buyer may terminate this Agreement by written notice to MetLife and receive an immediate refund of the Deposit, whereupon neither party shall have any further liability to the other under this Agreement (except as provided in Section 9.3); or (ii) Buyer may proceed to close. In such latter event, if the Property has been made the subject of Eminent Domain, MetLife and DPA Gateway shall fully cooperate with Buyer in the adjustment and settlement of the governmental acquisition proceeding and the entire amount of the condemnation award payable by the Governmental Authority shall belong to Buyer and shall be retained by the Partnership at Closing.

         9. DEFAULT; INDEMNITY.

                  9.1. DEFAULT BY METLIFE OR DPA GATEWAY. If any of MetLife's or DPA Gateway's representations and warranties contained herein shall not be true and correct, in all material respects, on the Contract Date, or if MetLife fails to perform any of the covenants and agreements contained herein to be performed by MetLife within the time for performance as specified herein (including MetLife's obligation to close), or if any of the Buyer's Conditions Precedent shall not have been satisfied as of the Closing Date, Buyer may elect to terminate Buyer's obligations under this Agreement by written notice to MetLife and receive an immediate return of the Deposit and any interest accrued thereon. In addition, if any of MetLife's or DPA Gateway's representations and warranties contained herein shall not be true and correct, in all material respects, on the Contract Date, or if MetLife fails to perform any of the covenants and agreements contained herein to be performed by MetLife within the time for performance as specified herein (including MetLife's obligation to close), Buyer may elect to close, in which event Buyer may, subject to the remaining provisions of this Section 9 and the other applicable provisions of this Agreement, file an action for either or both of specific performance and actual (but not special or consequential) damages to compel MetLife to cure all or any of such default(s), in whole or in part.

                  9.2. DEFAULT BY BUYER. In the event Buyer defaults in its obligations to acquire the Property, then MetLife's sole and exclusive remedy shall be to terminate this Agreement and retain the Deposit as liquidated damages. MetLife shall have no other remedy for any default by Buyer. Buyer and MetLife acknowledge that the damages to MetLife resulting from Buyer's breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section 9.2 represents both parties' best efforts to approximate such potential damages.

                  9.3. INDEMNIFICATION.

                           (a) BUYER. MetLife agrees to and does hereby
indemnify, defend and hold harmless Buyer, any assignee of Buyer's rights hereunder and each of their respective partners, officers, directors, shareholders, agents and employees, and each of their successors and assigns (collectively, the "BUYER INDEMNIFIED PARTIES"), from and against any and all claims, losses, demands, liabilities, suits, administrative proceedings, causes of action, costs and damages suffered by any Buyer Indemnified Party, but excluding consequential damages, and attorneys' fees of counsel selected by any Buyer Indemnified Party and other costs of defense, incurred, arising against, or suffered by any Buyer Indemnified Party, both known and unknown, present and future, at law or in equity (collectively, "LOSSES"), arising out of, by virtue of or related in any way to, a breach of any representation, warranty or covenant by MetLife or DPA Gateway set forth in this Agreement.

                           (b) ADDITIONAL INDEMNIFICATION OF BUYER. MetLife
agrees to and does hereby indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising out of, by virtue of or related in any way to any act or omission of the Partnership or DPA Gateway occurring prior to the Closing Date, including without limitation, any liability for creditor claims that arose prior to the Closing Date, any liability for tort claims by any person or entity attributable to any acts or omissions of the Partnership, DPA Gateway, their employees or agents (excluding, however, acts or omissions of MOR and COP LP) that occurred prior to the Closing Date, and any liability attributable to any failure of the Partnership or DPA Gateway to pay any tax owed to any governmental entity or agency whatsoever attributable to income earned or taxable events that took place prior to the Closing Date.

                           (c) METLIFE AND DPA GATEWAY. Buyer agrees to and does
hereby indemnify, defend and hold harmless MetLife, DPA Gateway and their respective partners, officers, directors, shareholders, agents and employees, and each of their successors and assigns (the "SELLER INDEMNIFIED PARTIES"), from and against any and all Losses arising out of, by virtue of or related in any way to, a breach of any representation, warranty or covenant of Buyer set forth in this Agreement.

                           (d) ADDITIONAL INDEMNIFICATION OF METLIFE AND DPA
GATEWAY. Buyer agrees to and does hereby indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses arising out of, by virtue of or related in any way to any act or omission of the Partnership or DPA Gateway occurring after the Closing Date, including without limitation, any liability for creditor claims that arise after the Closing Date, any liability for tort claims by any person or entity attributable to any acts or omissions of the Partnership or DPA Gateway, their employees or agents that occur after the Closing Date, and any liability attributable to any failure of the Partnership or DPA Gateway to pay any tax owed to any governmental entity or agency whatsoever attributable to income earned or taxable events that take place after the Closing Date.

                           (e) CONTROL OF DEFENSE COUNSEL. Each indemnified
party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against the indemnified party in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party (i) shall not relieve it from any liability which it may have under any indemnity provided herein unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party hereunder other than its indemnification obligation. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists where it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to them which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to separate counsel at the indemnifying party's expense. If an indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 9.3(e), the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties. In such event, however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

                  9.4. LIMITATIONS.

                           (a) The obligations of the parties pursuant to
Section 9 shall be limited to claims made prior to the last date of survival of the applicable representation, warranty or covenant referred to in this Agreement (and the absence of any express survival period shall be construed to mean that such representation, warranty or covenant survives without limit). Without limiting the foregoing, the obligation of the parties pursuant to Section 9.3(b) and 9.3(d) shall survive for a period of one (1) year following the Closing Date, and shall thereafter be null and void and of no further effect.

                           (b) The amount of either party's liability under this
Agreement shall be determined taking into account (A) any applicable insurance proceeds actually received by the other party, and (B) any other savings realized in connection with such liability that actually reduce the overall impact of the Losses upon the other party.

                           (c) Notwithstanding anything in this Agreement to the
contrary, MetLife and DPA Gateway shall have no liability to any Buyer Indemnified Party unless the valid claims hereunder collectively aggregate more than $60,000, in which event the full amount of such valid claims shall be actionable, up to the cap described below in this paragraph (c) (except for any claim based on fraud by MetLife or DPA Gateway in connection with this Agreement, which claim shall not be subject to the limitations of this Section 9.4(c)). Further, (i) any recovery against MetLife or DPA Gateway hereunder shall be limited to Buyer's actual damages, (ii) the total recovery or recoveries against MetLife and/or DPA Gateway based upon "Section 9.3(b) Claims" (as hereafter defined) shall not exceed an amount which, when combined with any and all other recovery or recoveries from MetLife and/or DPA Gateway based upon
Section 9.3(b) Claims, shall not exceed $189,000 in the aggregate, and (iii) the total recovery or recoveries against MetLife and/or DPA Gateway based upon "Non-Section 9.3(b) Claims" (as hereafter defined) shall not exceed an amount which, when combined with any and all other recovery or recoveries from MetLife and/or DPA Gateway based upon Non-Section 9.3(b) Claims, shall not exceed $300,000. As used herein, the term "Section 9.3(b) Claims" shall refer to all claims against MetLife which can be brought only under Section 9.3(b) of this Agreement, and not under any other provision of this Agreement (i.e., claims against MetLife which are not, in any way, based upon a breach by MetLife or DPA Gateway of any representation or covenant set forth in this Agreement that is actionable under Section 9.3(a)). As used herein, the term "Non-Section 9.3(b) Claims" shall refer to all claims against MetLife or DPA Gateway which can be brought under a provision of this Agreement other than Section 9.3(b), whether or not such claim can also be brought under Section 9.3(b). Thus, for purposes of illustration only, a claim by Buyer against MetLife or DPA Gateway based upon an alleged breach of a representation set forth herein, which representation relates to an action of the Partnership occurring prior to the Closing, would constitute a Non-Section 9.3(b) Claim because, even though such claim could be brought under Section 9.3(b), it could also be brought under Section 9.3(a). Further, notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that any liability of MetLife (including liability in its capacity as general partner of DPA Gateway) under this Agreement or any other agreement, document, certificate or instrument delivered by MetLife or DPA Gateway to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to the assets and properties of its Developmental Properties Account, a separate investment account maintained by MetLife.

                           (d) Notwithstanding anything in this Agreement to the
contrary, Buyer shall not have any liability to MetLife or DPA Gateway unless the valid claims hereunder aggregate more than $60,000, in which event the full amount of such valid claims shall be actionable, up to the cap described below in this paragraph (d) (except for any claim based on fraud by Buyer in connection with this Agreement, which claim shall not be subject to the limitations of this Section 9.4(d)). Further, (i) any recovery against Buyer hereunder shall be limited to MetLife's or DPA Gateway's actual damages, (ii) the total recovery or recoveries against Buyer based upon "Section 9.3(d) Claims" (as hereafter defined) shall not exceed an amount which, when combined with any and all other recovery or recoveries from Buyer based upon Section 9.3(d) Claims, shall not exceed $189,000 in the aggregate, and (iii) the total recovery or recoveries against Buyer based upon "Non-Section 9.3(d) Claims" (as hereafter defined) shall not exceed an amount which, when combined with any and all other recovery or recoveries from Buyer based upon Non-Section 9.3(d) Claims, shall not exceed $300,000. As used herein, the term "Section 9.3(d) Claims" shall refer to all claims against Buyer which can be brought only under
Section 9.3(d) of this Agreement, and not under any other provision of this Agreement. As used herein, the term "Non-Section 9.3(d) Claims" shall refer to all claims against Buyer which can be brought under a provision of this Agreement other than Section 9.3(d), whether or not such claim can also be brought under Section 9.3(d). Thus, for purposes of illustration only, a claim by MetLife or DPA Gateway against Buyer based upon an alleged breach of a representation set forth herein, which representation relates to an action of the Partnership occurring after the Closing, would constitute a Non-Section 9.3(d) Claim because, even though such claim could be brought under Section 9.3(d), it could also be brought under Section 9.3(c).

         10. NOTICES. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

                  10.1. If to MetLife or DPA Gateway:

                                    AEW Capital Management, L.P.
                                    225 Franklin Street
                                    Boston, Massachusetts 02110
                                    Telephone No.: 617-261-9209
                                    Fax No.: 617-261-9555
                                    Attention: General Counsel

                           With a copy to:

                                    AEW Capital Management, L.P.
                                    225 Franklin Street
                                    Boston, Massachusetts 02110
                                    Telephone No.: 617-261-9529
                                    Fax No.: 617-261-9555
                                    Attention: Mr. Kevin M. Stotts

                           With a copy to:

                                    Hale and Dorr LLP
                                    60 State Street
                                    Boston, Massachusetts 02109
                                    Telephone No.: 617-526-6947
                                    Fax No.: 617-526-5000
                                    Attention: Joseph J. Christian, Esq.

                  10.2.    If to Buyer or COP LP:

                                    Corporate Acquisitions, Inc.
                                    8815 Centre Park Drive
                                    Columbia, Maryland 21045
                                    Telephone: 410-992-7247
                                    Facsimile: 410-992-7534
                                    Attention: John Gurley, Esq.

                  10.3.  If to MOR:

                                    c/o Manekin Corporation
                                    7165 Columbia Gateway Drive
                                    Columbia, Maryland 21046
                                    Telephone: 410-290-1432
                                    Facsimile: 410-290-1498
                                    Attention: Mr. Louis C. LaPenna

                           With a copy to:

                                    Lonnie M. Ritzer, Esq.
                                    Shapiro and Olander
                                    36 South Charles Street - 20th Floor
                                    Baltimore, Maryland 21201
                                    Telephone:  410-385-4221
                                    Facsimile:  410-539-7611

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by nationally recognized overnight courier service; or by telecopy during normal business hours (with a follow-up telephone call within four (4) hours during normal business hours), with an original by regular mail. Any such notice or communication shall be effective when delivered or when delivery is refused.

         11. BROKERS. Buyer, MetLife, DPA Gateway, MOR and COP LP each represents to the other that it has not dealt with any broker or agent in connection with this transaction. Each party hereby indemnifies and holds harmless the other parties from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this Section 11. The provisions of this Section 11 shall survive Closing or the termination of this Agreement.

         12. TITLE COMPANY. Title Company shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

                  12.1. OBLIGATIONS. Title Company undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Title Company.

                  12.2. RELIANCE. Title Company may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Title Company shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Title Company's duties under this Agreement shall be limited to those provided in this Agreement.

                  12.3. DISPUTES. If the parties (including Title Company) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Title Company, or the application of the Deposit, Title Company shall hold the Deposit until the receipt of written instructions from Buyer and MetLife or a final order of a court of competent jurisdiction. In addition, in any such event, Title Company may, but shall not be required to, file an action in interpleader to resolve the disagreement. Title Company shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Title Company in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

                  12.4. COUNSEL. Title Company may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Title Company shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

         13. REPRESENTATIONS OF BUYER. Buyer represents and warrants to MetLife that:

                  13.1. Buyer is a corporation duly authorized and validly existing under Delaware law. The execution and delivery of this Agreement by Buyer, and the performance of this Agreement by Buyer, has been duly authorized by Buyer, and, to the best of Buyer's knowledge, this Agreement is binding on Buyer and enforceable against it in accordance with its terms. No consent of any trustee, beneficiary, creditor, investor, partner, shareholder, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Buyer is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Buyer is a party or by which Buyer is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Buyer is subject.

                  13.2. Buyer has, or its assignee will have, available to it unrestricted funds which it may use in its sole discretion to pay the full Purchase Price and otherwise comply with the provisions of this Agreement. Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining third party financing.

                  13.3. As of the date hereof and as of the Closing, (1) Buyer will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as "PLAN"), nor shall Buyer be a "party in interest" to a Plan as defined in Section 3(14) of ERISA, and (2) the assets of the Buyer will not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor ("DOL") Regulation Section 2510.3-101.

                  As of the Closing, if Buyer is a "governmental plan" as defined in Section 3(32) of ERISA, the closing of the sale of the Property will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans.

                  As of the Closing, Buyer will be acting on its own behalf and not on account of or for the benefit of any Plan.

                  Buyer has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA.

                  Buyer shall not assign its interest under this contract of sale to any entity, person, or Plan which will cause a violation of ERISA.

                  13.4. Buyer is acquiring the MetLife Partnership Interest and the MetLife DPA Interest for its own account for investment only, and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any rule or regulation thereunder.

                  Buyer understands that (i) the MetLife Partnership Interest and the MetLife DPA Interest that Buyer is acquiring have not been registered under the Securities Act or applicable state securities laws and cannot be resold unless subsequently registered under the Securities Act and such laws or unless an exemption from such registration is available, (ii) such registration under the Securities Act and such laws is unlikely at any time in the future and neither the Partnership nor MetLife or DPA Gateway are obligated to file a registration statement under the Securities Act or such laws, and (iii) the assignment, sale, transfer, exchange, or other disposition of the MetLife Partnership Interest and the MetLife DPA Interest are each restricted in accordance with the terms of the MetLife Partnership Agreement and the DPA Partnership Agreement, respectively.

                  Buyer has had such opportunity as Buyer has deemed adequate to ask questions of and receive answers from MetLife concerning the Partnership and DPA Gateway, and to obtain from representatives of MetLife or DPA Gateway such information which they possess or can acquire without unreasonable effort or expense, as is necessary to evaluate the merits and risks of an investment in the Partnership and DPA Gateway.

                  Buyer has, either alone or with its professional advisers, sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in investing in the Partnership and in DPA Gateway and to make an informed investment decision with respect to such investment.

                  Buyer can afford a complete loss of the value of its investment in the Partnership and DPA Gateway and is able to bear the economic risk of holding such investment for an indefinite period.

The representations and warranties in this Section 13 shall be deemed remade by Buyer as of the Closing Date with the same force and effect as if in fact specifically remade at that time. Such representations and warranties shall survive the Closing for a period of one year; provided, however, that MetLife shall not be entitled to bring a claim with respect to any representation and warranty during such one year period if, on or prior to the Closing Date, MetLife acquired actual, not imputed or constructive, knowledge that the applicable representation and warranty was not true in all material respects as of the Closing Date.

         14. MISCELLANEOUS.

                  14.1. ASSIGNABILITY. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no direct or indirect conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by any party hereto during the term of this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without the consent of any other party hereto, assign or transfer all of its rights under this Agreement, including without limitation the right to take title to the MetLife Partnership Interest and the MetLife DPA Interest, provided however that Buyer shall not be relieved of any of its obligations hereunder (including without limitation the obligation to pay the Purchase Price) by reason of any such assignment or transfer.

                  14.2. EXPENSES. Except and to the extent as otherwise expressly provided to the contrary herein, the parties hereto shall each bear their own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

                  14.3. LITIGATION. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between the parties hereto, for all costs and expenses (including, but not limited to, attorneys' reasonable fees) incurred by the parties in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 14.3 shall survive termination of this Agreement and the Closing, if applicable.

                  14.4. LIMITATION OF LIABILITY. All liabilities and obligations of Buyer under this Agreement shall be those of Buyer only. Subject to the consummation of an assignment, MetLife and DPA Gateway shall not, under any circumstances, look to any person or entity other than Buyer, including, but not limited to, any Affiliate of Buyer, for performance or satisfaction of Buyer's obligations and liabilities in connection with this Agreement. Without limiting the foregoing, none of Buyer or any Affiliate of Buyer or their respective trustees, beneficiaries, members, partners and shareholders shall incur any liability under any document or agreement required in connection with this Agreement, and Buyer shall not be required (in connection with this Agreement) to execute any document or agreement that does not expressly exculpate and release such parties and theirs respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement.

                  14.5. REASONABLE EFFORTS. MetLife, DPA Gateway and Buyer shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain any and all consents and approvals of third parties (including, but not limited to, governmental authorities) to the transaction contemplated hereby, and to otherwise perform as may be necessary or otherwise reasonably requested by the other party to effectuate the transfer of the Met Life Partnership Interest and the MetLife DPA Interest to Buyer in accordance with, and to otherwise carry out the purposes of, this Agreement. MOR, as a partner in DPA Gateway, hereby consents to the sale, transfer and conveyance of the MetLife DPA Interest to Buyer in accordance with this Agreement. MetLife, as a partner in DPA Gateway, hereby consents to the transfer and conveyance of the MOR DPA Interest to COP LP in accordance with the terms of this Agreement. To the extent COP LP becomes a partner in DPA Gateway, COP LP hereby consents to the sale, transfer and conveyance of the MetLife DPA Interest to Buyer in accordance with this Agreement.

                  14.6. GOVERNING LAW; BIND AND INURE. This Agreement shall be governed by the laws of the State of Maryland and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

                  14.7. RECORDING. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach of Buyer, entitling MetLife to terminate this Agreement.

                  14.8. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

                  14.9. HEADINGS. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

                  14.10. COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  14.11. EXHIBITS. All Exhibits and Schedules which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

                  14.12. SUBMISSION NOT AN OFFER OR OPTION. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by any party hereto does not constitute an offer by such party to enter into an agreement to sell or purchase the Partnership Interests, and no party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the parties hereto in their sole discretion is executed and delivered by such parties.

                  14.13. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Schedules and Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

         14.14 FAILURE OF MOR-COP LP EXCHANGE. In the event that, for any reason whatsoever, MOR and COP LP fail to consummate the transaction described in
Section 1A above (the "Exchange") on or before the Closing Date, notwithstanding any other provision of this Agreement, MetLife shall sell, transfer, assign and convey the MetLife Partnership Interest to Buyer, DPA Gateway shall sell, transfer, assign and convey the DPA Gateway Partnership Interest to Buyer, and Buyer shall purchase and accept the same from MetLife and DPA Gateway, all on the terms and conditions set forth in the Purchase and Sale Agreement attached hereto as EXHIBIT D (the "ALTERNATIVE CONTRACT"), provided that the "Contract Date" as that term is used in the Alternative Contract shall have the same meaning as the "Contract Date" as that term is used herein. Upon the failure of MOR and COP LP to timely consummate the Exchange for any reason whatsoever, the obligations of MetLife, DPA Gateway and Buyer under this Section 14.14 shall be immediately effective without further act of any party. Notwithstanding the foregoing, upon the failure of the Exchange as aforesaid, MetLife, DPA Gateway and Buyer each agree to confirm their obligations hereunder by promptly executing the Alternative Contract, effective as of the Contract Date (as defined herein). Upon the full execution of the Alternative Contract by all parties thereto, this Agreement shall be null and void. Without limiting any of the provisions of this Section 14.14, the parties hereto acknowledge that the Exchange is the preferable method to achieve the objectives of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

         METLIFE:        METROPOLITAN LIFE INSURANCE
                         COMPANY, a New York
                         corporation, successor by
                         merger to New England
                         Mutual Life Insurance
                         Company, for and on behalf
                         of its Developmental
                         Properties Account

                         By:      AEW Real Estate Advisors, Inc., a
                                  Massachusetts corporation, its
                                  investment manager, hereunto duly
                                  authorized

                                  By: /s/ J Christopher Meyer
                                      --------------------------------
                                      Name: J CHRISTOPHER MEYER
                                      Title:Vice President

         BUYER:          CORPORATE ACQUISITIONS, INC.,
                         a Delaware corporation



                         By:      /s/ John Harris Gurley
                                  --------------------------------
                                  Name: JOHN HARRIS GURLEY
                                  Title: Vice President


         TITLE COMPANY:  ANCHOR TITLE COMPANY,
                         a Maryland Corporation
                          ----------------------------


                         By:      /s/ illegible
                                  --------------------------------
                                  Name: illegible
                                  Title: President


         MOR:            M.O.R. 44 GATEWAY ASSOCIATES LIMITED
                         PARTNERSHIP

                         By: RA & DM.         Inc., its general partner
                             -----------------

                                   By:  /s/ Louis C. LaPenna
                                        -------------------------------
                                        Name: LOUIS C. LAPENNA
                                        Title: Vice President


         COP LP:         CORPORATE OFFICE PROPERTIES, L.P.

                         By: Corporate Office Properties Trust
                             its general partner
                             -----------------------------------------

                                   By:  /s/ Roger A. Waesche Jr.
                                        -------------------------------
                                        Name: ROGER A. WAESCHE JR.
                                        Title: Sr. VICE PRESIDENT

         DPA GATEWAY:    DPA/GATEWAY LIMITED PARTNERSHIP

                         By:  Metropolitan Life Insurance Company, for
                              and on behalf of its Developmental Properties Account, General Partner

                              By:  AEW Real Estate Advisors, Inc., a
                                   Massachusetts corporation, its
                                   investment Manager, hereunto duly
                                   authorized

                                  By: /s/ J. Christopher Meyer
                                      --------------------------------
                                      Name: J. CHRISTOPHER MEYER
                                      Title: Vice President

                                    EXHIBIT A

                           DESCRIPTION OF THE PROPERTY

                                 [See attached]

         All those lots or parcels of ground situate in the Sixth Election District of Howard County, in the State of Maryland, and described as follows:


         Parcel A, as shown on a plat entitled, "Columbia Gateway, Parcels A thru K and Lots 1 thru 6, a Resubdivision of Parcel B-1, Appliance Park East, Sheet 2 of 11," which plat is recorded among the Land Records of Howard County, Maryland, as Plat No. 6766, containing 12.085 acres of land, more or less; and

         Parcel "C" as shown on the Plats entitled "Columbia Gateway, Parcels A thru K and Lots 1 thru 6, a Resubdivision of Parcel B-1, Appliance Park East," which plats are recorded among the Land Records of Howard County, Maryland, as Plats Nos. 6766 and 6767, containing 16.160 acres of land, more or less.

                                    EXHIBIT B


                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------


         Assignment and Assumption Agreement dated this ___ day of ________, 1998 by and among Metropolitan Life Insurance Company, a New York corporation, for and on behalf of its Developmental Properties Account ("Assignor"), and _________________, a _________________ ("Assignee").

                                   WITNESSETH:

         WHEREAS, Assignor is the holder of a 98% general partnership interest (the "MetLife Partnership Interest") in Gateway 44 Partnership, a Maryland general partnership (the "Partnership"), governed by an Amended and Restated General Partnership Agreement dated as of March 31, 1988, and an Amendment to Amended and Restated General Partnership Agreement of Gateway 44 Partnership dated as of December 31, 1996 (the "Partnership Agreement"); and

         WHEREAS, Assignor is the holder of a 50% general partnership interest (the "DPA Interest") in DPA/Gateway Limited Partnership, a limited partnership organized under the laws of the State of Delaware ("DPA Gateway") and governed by an Agreement of Limited Partnership dated December 31, 1996 (the "DPA Agreement"); and

         WHEREAS, Assignor and Assignee have entered into a Purchase and Sale Agreement dated December ____, 1998 with respect to the transfer of the MetLife Partnership Interest and the DPA Interest (collectively, the "Partnership Interests") from Assignor to Assignee (the "Purchase and Sale Agreement"); and

         WHEREAS, Assignor desires to assign and convey the Partnership Interests to Assignee in accordance with the provisions of the Purchase and Sale Agreement, and Assignee desires to so acquire the Partnership Interests.

         NOW, THEREFORE, for good and valuable consideration, and in consideration of the covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

         1. ASSIGNMENT OF THE PARTNERSHIP INTEREST. Assignor hereby assigns, conveys and transfers to Assignee, its successors and assigns, as of the date hereof, all of its right, title and interest in and to the Partnership Interests, including without limitation all allocations of profits and losses, and distributions of cash or other property, represented by the Partnership Interests, from and after the date hereof.

         2. ACCEPTANCE BY ASSIGNEE. Assignee hereby accepts the Partnership Interests assigned hereby and agrees to be substituted as a partner in the Partnership and in DPA Gateway to the extent of the assigned Partnership Interests, and to be bound by and perform all of the obligations of Assignor under the Partnership Agreement and the DPA Agreement in respect of the Partnership Interests, from and after the date hereof.

         3. INDEMNIFICATION. Assignee covenants and agrees to indemnify and hold harmless Assignor for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of any of the obligations of Assignee hereunder or out of any other facts connected with the Partnership, DPA Gateway or the Partnership Interests, occurring or alleged to have occurred from and after the date hereof.

         4. BINDING EFFECT. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

         5. CONSTRUCTION; DEFINITIONS. This Assignment shall be construed according to the laws of the State of Maryland. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase and Sale Agreement.

         6. COUNTERPARTS. This Assignment may be executed in counterparts, which taken together shall constitute one original instrument.

         7. NON-RECOURSE. Assignee agrees that the liability of Assignor under this Assignment, the Purchase and Sale Agreement, and any other agreement, document, certificate or instrument executed in connection with the transaction contemplated herein, or under any law applicable to the Property or this transaction, shall be limited as provided in Section 3 and Section 9.4 of the Purchase and Sale Agreement.

         DATED as of the day and year first above written.


ASSIGNOR:
---------

         METLIFE:  METROPOLITAN LIFE INSURANCE COMPANY, a New
                   York corporation, successor by merger to New
                   England Mutual Life Insurance Company, for and on behalf of its Developmental
                   Properties Account

                           By:      AEW Real Estate Advisors, Inc., a
                                    Massachusetts corporation, its investment
                                    manager, hereunto duly authorized

                                    By:
                                        ---------------------------------
                                             Name:
                                             Title:



ASSIGNEE:


                   By:
                      --------------------------------
                     Name:
                     Title:



         The undersigned hereby consents to the above-described assignment.


                       CORPORATE OFFICE PROPERTIES, L.P.

                       By:                    , Inc., its general partner
                           -------------------

                                By:
                                  ------------------------------------
                                     Name:
                                     Title:

                                   EXHIBIT C-1

                           TENANT ESTOPPEL CERTIFICATE

THIS IS TO CERTIFY THAT:

         1. The undersigned is the Lessee ("Tenant") under that certain Lease (the "Lease") dated _______________ by and between ___________________ as Landlord ("Landlord"), and
                  _____________________________________, as Tenant, covering those certain premises commonly known as _____________________________________________________________,
                  (the "Premises") in the property known as ______________________________,
                  __________________________________________________ (the
                  "Property").

         2. The Lease is in full force and effect and has not been assigned, modified, supplemented, altered or amended in any respect (except as indicated following this sentence) and is the only lease or agreement between the undersigned and Landlord affecting the Premises. If none, state "none". _________________________NONE______________________________.

         3. The undersigned has accepted possession and now occupies the Premises and is currently open for business. The improvements, space and parking facilities, if any, required to be furnished under the Lease have been completed and furnished and are satisfactorily completed in all respects. All conditions of the Lease to be performed by Landlord prior to the full effectiveness of the Lease have been satisfied. Any required payments or inducement from Landlord to Tenant have been made, except _________________________________ (if none, so indicate).

         4. The undersigned has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default under the Lease on the part of Tenant or Landlord.

         5. The lease term began _______________, and the current lease term expires ______________. The fixed minimum rent presently being paid is ____________________. All rentals, charges and other obligations on the part of the undersigned under the Lease have been paid to and including ______________, 19___. No rental, other than for the current month, has been paid in advance.

         6. In addition to the above-referenced fixed minimum rent, the Tenant pays its pro-rata share of real estate taxes and operating expenses [IN EXCESS OF DESCRIBE BASE IF APPLICABLE.]

         7. There are no existing defenses which the undersigned has against the enforcement of the Lease by Landlord. The undersigned is entitled to no free rent nor any credits, offsets or deductions in rent, nor other leasing concessions except as follows:

         8. The Lease contains, and the undersigned has, no outstanding options or rights of first refusal to purchase the Premises or any part thereof or the real property of which the Premises are a part. As used in this paragraph, the term "options" shall not include options to renew or extend the terms of the Lease.

         9.       The amount of the security deposit presently held under the
                  Lease is $         (if none, so indicate).

         10. No actions, whether voluntary or otherwise, are pending against the undersigned under the bankruptcy laws of the United States or any state thereof.

         11. This certification is made with the knowledge that it will be relied upon in connection with financings and sales of the Property and may be relied upon by the current and any future Landlord of the Premises, any current or future holder of a mortgage or deed of trust of the Property, and their respective successors and assigns.

         12. Upon completion please return to Landlord, Gateway 44 Partnership
                  c/o AEW Capital Management, L.P.
                  225 Franklin Street
                  Boston, Massachusetts 02110
                  Attention:  General Counsel

DATED this       day of                 _, 1998.
           -----        -----------------

THIS ESTOPPEL MUST BE           TENANT:
DATED WHEN SIGNED.
                                [Name of Tenant]

                                By:
                                  --------------------------------
                                       Name:
                                            ----------------------
                                       Its:
                                           -----------------------

                                   EXHIBIT C-2

                          LANDLORD ESTOPPEL CERTIFICATE


THIS IS TO CERTIFY TO ____________ ("BUYER") THAT:

         1. is the Lessee ("Tenant") under that certain Lease (the "Lease") dated _______________ by and between ___________________ as Landlord ("Landlord"), and Tenant, covering those certain premises commonly known as ___________________________________________________ (the
                  "Premises"), in _____________, ____________________ (the
                  "Property").

         2. The Lease is in full force and effect and has not been assigned, modified, supplemented, altered or amended in any respect (except as indicated following this sentence) and is the only lease or agreement between Tenant and Landlord affecting the Premises. If none, state "none".
                  ------------------------------------------------------.

         3. To the best of the undersigned's actual knowledge, Tenant has accepted possession and now occupies the Premises and is currently open for business. The improvements, space and parking facilities, if any, required to be furnished under the Lease by Landlord have been completed and furnished and are satisfactorily completed in all respects. All conditions of the Lease to be performed by Landlord prior to the full effectiveness of the Lease have been satisfied. Any required payment or inducement from Landlord to the Tenant have been made, except ___________________________ (if none, so indicate.)

         4. The undersigned has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default under the Lease on the part of Tenant or Landlord.

         5. The lease term began _______________, and the current lease term expires ______________. The fixed minimum rent presently being paid is ____________________. All rentals, charges and other obligations on the part of the Tenant under the Lease have been paid to and including ______________, 19___. No rental, other than for the current month, has been paid in advance.

         6. In addition to the above-referenced fixed minimum rent, the Tenant pays its pro-rata share of real estate taxes and operating expenses [IN EXCESS OF - DESCRIBE BASE, IF APPLICABLE].

         7. To the knowledge of the undersigned, there are no existing defenses which Tenant has against the enforcement of the Lease by Landlord. Tenant is entitled to no free rent nor any credits, offsets or deductions in rent, nor other leasing concessions except as follows: ______________________________
                  _____________________________________________________________

         8. The Lease contains, and the Tenant has, no outstanding options or rights of first refusal to purchase the Premises or any part thereof or the real property of which the Premises are a part. As used in this paragraph, the term "options" shall not include options to renew or extend the terms of the Lease.

         9.       The amount of the security deposit presently held under the
                  Lease is $        (if none, so indicate).

         10. To the knowledge of the undersigned, no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof.

         11. This certification is made with the knowledge that it will be relied upon by the Buyer in connection with its acquisition of property of which Premises are a part, and the lender providing acquisition financing to Buyer. By its acceptance hereof, Buyer and any such lender acknowledge and agree that
                  (i) the liability of the undersigned hereunder, and under that certain Purchase and Sale Agreement between the undersigned and Buyer dated ________________ (the "Purchase Agreement"), and any other agreement, document, certificate or instrument delivered by the undersigned to Buyer, or under any law applicable to the Property or the transaction described in the Purchase Agreement, shall be limited as provided in Section
                  9.4 of the Purchase Agreement; and (ii) the knowledge of the undersigned shall be limited as provided in Section 3 of the Purchase Agreement.

DATED this _____ day of _________________, 199_.

THIS ESTOPPEL MUST BE
DATED WHEN SIGNED.

                         METROPOLITAN LIFE INSURANCE COMPANY,
                         a New York corporation, successor by
                         merger to New England Mutual Life
                         Insurance Company, for and on behalf
                         of its Developmental Properties
                         Account

                                  By:      AEW Real Estate Advisors, Inc., a
                                           Massachusetts corporation, its
                                           investment manager, hereunto duly
                                           authorized

                                           By:
                                               ------------------------------
                                               Name:
                                               Title:

                                   SCHEDULE 1

                                     LEASES

                                 [See attached]

                                   SCHEDULE 2

                                    CONTRACTS

                                 [See attached]